Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Results for Fourth Quarter and Full Year 2011

BIRMINGHAM, Ala. – (BUSINESS WIRE) – January 24, 2012 – Regions Financial Corporation (NYSE:RF) today reported financial results for the quarter and year ending December 31, 2011.

Key points for the quarter and full year included:

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Net loss available to common shareholders of $0.48 per diluted share for the quarter was largely driven by a $731 million non-cash goodwill impairment charge (net of tax) related to the company’s Investment Banking/Brokerage/Trust segment. This impairment charge included $478 million related to discontinued operations and $253 million from continuing operations.

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As previously announced, Regions has entered into a stock purchase agreement to sell Morgan Keegan and Co., Inc. and related affiliates (“Morgan Keegan”) to Raymond James Financial for total consideration of $1.18 billion and as a result Morgan Keegan is reported as discontinued operations

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Regions’ fourth quarter loss from continuing operations available to common shareholders totaled $0.11 per diluted share. Excluding goodwill impairment, Regions’ income from continuing operations available to common shareholders was $0.09 per diluted share[1].

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Full-year results reflect a net loss available to common shareholders of $429 million or $0.34 per diluted share. Full-year results for continuing operations available to common shareholders reflected a loss of $0.02 per diluted share. Excluding goodwill impairment and a tax benefit from the second quarter regulatory charge, full-year income from continuing operations available to common shareholders was $0.17 per diluted share[1].

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Fourth quarter pre-tax pre-provision income[1] (“PPI”) totaled $232 million. However, excluding goodwill impairment, PPI[1] was $485 million, decreasing 5 percent linked quarter, primarily due to an expected reduction in service charges.

•	Loan growth in the middle market commercial and industrial customer portfolio continued, with average loans up 2 percent linked quarter, and for the full year increasing $2.4 billion, or 11 percent

•	Net interest income was stable linked quarter at $849 million and net interest margin increased 4 basis points to 3.08 percent

•	Loan yields increased 4 basis points linked quarter to 4.35 percent

•	Funding mix continued to improve, deposit costs declined to 40 basis points down 6 basis points from third quarter and for the full year declined 29 basis points

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Non-interest revenue was $507 million, down 1 percent on a linked quarter basis reflecting lower service charges and mortgage income. However, service charges income was relatively stable in 2011 compared to 2010, despite the impact of Regulation E and the Durbin Amendment.

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Non-interest expenses totaled $1.1 billion, reflecting a $253 million goodwill impairment charge. Excluding goodwill impairment, non-interest expenses[1], increased 2 percent linked quarter driven by an expense in the amount of $16 million related to Visa’s announced funding of its escrow account.

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Non-performing loans, excluding loans held for sale, declined for the seventh straight quarter and were down $338 million or 12 percent linked quarter; inflows of non-performing loans declined to $561 million from $755 million or 26 percent from the third quarter

•	Non-performing assets decreased by $922 million or 24 percent during 2011

•	Allowance for loan losses as a percent of loans declined 19 basis points linked quarter to 3.54 percent, while coverage ratio of non-performing loans increased 7 basis points to 1.16x

•	Net charge-offs declined $81 million or 16 percent linked quarter, and for the full year declined 29 percent

•	Loan loss provision of $295 million was $135 million less than net charge-offs in the quarter; for the year loan loss provision declined $1.3 billion or 47 percent

•	Solid capital position with a Tier 1 Common ratio[1] estimated at 8.5 percent and 7.7 percent on a Basel III basis[1]

•	Liquidity position remains favorable with a loan-to-deposit ratio of 81 percent and cash held at the Federal Reserve of approximately $4.9 billion.

1 Non-GAAP, refer to the following pages of the financial supplement to this earnings release:

•	Pre-tax pre-provision income from continuing operations on page 10

•	Non-interest expense from continuing operations before goodwill impairment on page 11

•	Reconciliation to GAAP Financial Measures on pages 20-23

Highlights			Three months ended:
(In millions, except per share data)			December 31, 2011	September 30, 2011	December 31, 2010
			Amount	Amount	Amount
Net Income (Loss)
Net interest income			$849	$850	$863
Provision for loan losses			295	355	682
Securities gains (losses), net			7	(1)	333
Non-interest income, excluding securities gains			500	514	587
Goodwill impairment			253	0	0
Non-interest expense, excluding goodwill impairment			871	850	990

Pretax income (loss)			(63)	158	111
Income tax expense (benefit)			18	17	44

Income (loss) from continuing operations	(A	)	(81)	141	67
Income (loss) from discontinued operations, net of tax			(467)	14	22
Net income (loss)			(548)	155	89

Preferred dividends and accretion	(B	)	54	54	53
Net Income (loss) available to common shareholders			$(602)	$101	$36

Income (loss) from continuing operations available to common shareholders (GAAP) (A) – (B)			$(135)	$87	$14

	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
	Amount/Dil. EPS	Amount/ Dil. EPS	Amount/ Dil. EPS
Pre-tax Pre-Provision Income (non-GAAP)
Income (loss) from continuing operations available to common shareholders (GAAP) (A) – (B)	$(135)	$87	$14
Plus: Preferred dividends and accretion (GAAP)	54	54	53
Plus: Income tax expense (GAAP)	18	17	44

Pre-tax income (loss) from continuing operations (GAAP)	$(63)	$158	$111
Plus: Provision for loan losses (GAAP)	295	355	682

Pre-tax pre-provision income from continuing operations (non-GAAP)	$232	$513	$793
Plus: Goodwill impairment from continuing operations	253	0	0

Pre-tax pre-provision income from continuing operations, excluding goodwill impairment (non-GAAP)	$485	$513	$793

GAAP to non-GAAP EPS Reconciliation
Earnings (loss) per share as reported (GAAP)	$(0.48)	$0.08	$0.03
Earnings (loss) per share from discontinued operations (GAAP)	(0.37)	0.01	0.02

Earnings (loss) per share from continuing operations (GAAP)	$(0.11)	$0.07	$0.01
Goodwill impairment from continuing operations	(0.20)	0.00	0.00

Adjusted earnings per share from continuing operations, excluding goodwill impairment (non-GAAP)	$0.09	$0.07	$0.01

Key ratios *
Net interest margin (FTE)	3.08%	3.04%	3.01%
Tier 1 capital	13.2%	12.8%	12.4%
Tier 1 common risk-based ratio (non-GAAP)	8.5%	8.2%	7.9%
Tangible common stockholders’ equity to tangible assets (non-GAAP)	6.57%	6.48%	6.04%
Tangible common book value per share (non-GAAP)	$6.37	$6.38	$6.09

Asset quality
Allowance for loan losses as % of net loans	3.54%	3.73%	3.84%
Net charge-offs as % of average net loans~	2.16%	2.52%	3.22%
Non-accrual loans, excluding loans held for sale, as % of loans	3.06%	3.41%	3.81%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale	3.83%	4.23%	4.69%
Non-performing assets (including 90+ past due) as % of loans, foreclosed properties and non-performing loans held for sale	4.40%	4.75%	5.38%

*Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated.

~ Annualized

Previously announced non-cash goodwill impairment charge related to Morgan Keegan impacts earnings

As a result of the process of selling Morgan Keegan, Regions results for the fourth quarter include a non-cash goodwill impairment charge of $731 million (net of tax) within the investment banking/brokerage/trust segment. Based on a relative fair value allocation as required by GAAP, $478 million was recorded within Discontinued Operations and $253 million within Continuing Operations. Regulatory and tangible capital ratios were not impacted by this charge.

Disciplined execution of business plan

Regions’ fourth quarter net loss available to common shareholders was $602 million or $0.48 per diluted share, bringing full-year results to a net loss available to common shareholders of $429 million or $0.34 per diluted share. The loss in the fourth quarter and full year was negatively impacted by the goodwill impairment charge related to both discontinued and continuing operations. Regions’ fourth quarter and full-year results from continuing operations were also negatively impacted by the $253 million goodwill impairment, resulting in a loss from continuing operations available to common shareholders of $135 million, or $0.11 per diluted share in the fourth quarter and $25 million or $0.02 per diluted share in 2011. Excluding goodwill impairment1, fourth quarter net income from continuing operations totaled $118 million or $0.09 per share. Excluding goodwill impairment and a tax benefit from the second quarter regulatory charge1, net income from continuing operations available to common shareholders in 2011 was $211 million or $0.17 per diluted share1.

Total loan production for the year was solid, with continued growth of commercial & industrial loans. Credit-related costs declined significantly versus 2010, as the full-year loan loss provision declined $1.3 billion or 47 percent. Average low cost deposits grew more than $4 billion or nearly 6 percent which led to a 29 basis points decline in total deposit costs in 2011. Excluding goodwill impairment, fourth quarter pre-tax, pre-provision income1 of $485 million exceeded the loan loss provision for the third quarter in a row.

“Despite a continued challenging economic and legislative environment in 2011 we were able to stay focused on our business plan and deliver solid results.” said Grayson Hall, president and chief executive officer. “We improved our fundamentals, profitably grew our customer base, further de-risked our balance sheet, and took actions that better position us for the future. While the economic outlook in 2012 is likely to present its challenges, I am confident that we will continue to make progress to benefit our shareholders, associates and customers.”

Focus on expanding customer relationships and profitable growth

The company remains focused on deepening existing relationships as well as profitably growing new customers by emphasizing superior customer service backed by a broad array of quality products at a fair price.

Total loan production for the year increased to $60 billion. Commercial loan production (including renewals) constituted the majority of that total at $51 billion, of which $15 billion was new loan production, a 14 percent increase over the last year. Growth in lending to middle market commercial and industrial customers continued, with average loans in this category up 11 percent for the full year, and 2 percent in the fourth quarter. Total commercial and industrial commitments grew $1.2 billion, or 4 percent linked quarter. The company continues to focus on its health care, franchise restaurant and transportation specialized industry groups and is expanding into other industry practices, such as technology and defense. Consumer loan production totaled $9 billion in 2011, which reflected strength in mortgage, indirect auto and the company’s purchased credit card portfolio.

The company’s aggregate loan yield increased 4 basis points linked quarter to 4.35 percent, reflecting slightly higher LIBOR rates, partially offset by pricing competition and interest rate swaps that matured in the quarter. Overall, ending loans declined 2 percent linked quarter reflecting a further $1.2 billion decline in the investor real estate portfolio as the company continued its de-risking efforts. This portfolio now comprises only 14 percent of the company’s total loan portfolio, down from 19 percent a year ago.

Improving funding mix

The company’s funding mix continued to improve during the quarter, as average low-cost deposits as a percentage of total deposits rose to 79.2 percent compared to 77.8 percent last quarter. This positive mix shift resulted in deposit costs declining to 40 basis points for the quarter, down 6 basis points from third quarter and a 7 basis points decline in total funding costs to 68 basis points.

Net interest income was $849 million, stable linked quarter, as a reduction in funding costs was offset by a 1.6 percent decline in average earning assets. The net interest margin was 3.08 percent, an increase of 4 basis points. The net interest margin benefited from lower deposit costs and an $843 million decrease in lower average excess cash reserves at the Federal Reserve. The benefits were partially offset by higher prepayments in the securities portfolio and the resulting premium amortization, as well as the impact of maturing interest rate swaps.

Growing fee income and expanding services

Non-interest revenues totaled $507 million, a decline of 1 percent linked quarter. Service charges declined nearly $47 million linked quarter as the Durbin Amendment rules took effect October 1st. This reduction was in line with expectations and was partially offset by ongoing actions, including restructuring certain deposit accounts from free to fee-eligible, re-entry into the credit card business and the NOW banking product suite launch. Overall service charges for the year were in line with 2010 despite the negative impact of legislative changes. The company is managing through these changes by generating new revenue streams and expects to fully mitigate this impact over time.

As an example, the company recently launched its NOW suite of banking products offering pre-paid reloadable cards, expanded check cashing, money transfers, and expedited bill payment services. These services are being offered through nearly 1,600 branches at year end and program-to-date, the company has executed approximately 40,000 transactions on behalf of its customers with a total transaction value of approximately $25 million. The company has also experienced results from the changes in its checking account structure, as approximately 24 percent of checking accounts currently pay a fee, up from 11 percent this time last year.

Mortgage revenue declined 16 percent linked quarter, reflecting reduced benefits from mortgage servicing rights and related hedging activities. Production in the fourth quarter totaled $1.8 billion, bringing full year production to $6.3 billion. Further, the extended Home Affordable Refinance Program, or HARP II, is expected to enhance mortgage production next year.

Focused on improving productivity and reducing non-interest expenses

Non-interest expenses increased $274 million linked quarter due to the goodwill impairment charge. Excluding goodwill impairment1, non-interest expenses increased 2 percent linked quarter, reflecting $16 million of expense related to Visa class B shares litigation. Excluding goodwill impairment and prior year’s regulatory charge1, non-interest expenses declined 5 percent for the full year as the company remained focused on enhancing productivity and efficiency. During 2011, the company reduced headcount by over 1,000 positions and square footage by approximately 700,000 square feet.

Credit quality steadily improving

Over the past year the company sharply reduced credit-related costs, with the full-year loan loss provision down $1.3 billion, or 47 percent, from 2010. Total net charge-offs in the fourth quarter declined $81 million or 16 percent linked quarter and declined 29 percent when comparing 2011 to 2010. The company’s loan loss allowance to non-performing loan coverage ratio increased from 1.01x to 1.16x year-over-year and the allowance for loan losses as a percent of loans was 3.54 percent as of December 31, 2011.

Non-performing loans, excluding loans held for sale, declined for the seventh straight quarter and were down $338 million or 12 percent linked quarter. Inflows of non-performing loans declined to $561 million or 26 percent from the third quarter. Inflows continue to be primarily income-producing commercial real estate loans which have cash flows and lower loss severities than land, condo and single-family loans. In addition, 48 percent of ending Business Services’ non-performing loans were current and paying as agreed as of December 31, 2011, up from 45 percent in the prior quarter. Business Services criticized loans also declined 13 percent in the quarter and are down 35 percent year-over-year. The company executed sales of problem assets totaling $306 million and moved $334 million of problem loans to held for sale during the quarter. Throughout 2011, the company reduced non-performing assets by $922 million or 24 percent.

Divestiture of Morgan Keegan

On January 11th, the company announced an agreement to sell Morgan Keegan & Co., Inc. and related entities to Raymond James Financial for $930 million. As part of the transaction, Morgan Keegan will also pay the company a dividend of $250 million before closing, pending regulatory approval, resulting in total proceeds of $1.18 billion to the company, subject to adjustment. The transaction, expected to close in the first quarter of 2012, reduces the company’s overall risk profile, provides greater liquidity at the holding company level and increases key capital ratios. Morgan Asset Management and Regions Morgan Keegan Trust are not included in the sale and will remain part of Regions’ Wealth Management organization. Regions plans to establish a strong partnership with Raymond James with depository, lending and processing relationships that will provide incremental revenue opportunities and a source of low-cost deposits. The company remains committed to serving affluent and mass affluent customers through its recently announced Wealth Management Group.

Strong capital and liquidity

Tier 1 and Tier 1 common1 capital ratios remained healthy, ending the quarter at an estimated 13.2 percent and 8.5 percent, respectively, and on a Basel III basis1 were estimated to be 7.7 percent and 11.3 percent, above the respective 7 percent and 8.5 percent minimum requirements. The company’s liquidity position at both the bank and the holding company remains strong as well. As of December 31, 2011, the company’s loan-to-deposit ratio was 81 percent.

1 Non-GAAP, refer to the following pages of the financial supplement to this earnings release:

•	Pre-tax pre-provision income from continuing operations on page 10

•	Non-interest expense from continuing operations before goodwill impairment on page 11

•	Reconciliation to GAAP Financial Measures on pages 20-23

About Regions Financial Corporation

Regions Financial Corporation, with $127 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, trust, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and more than 2,000 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 90 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law on July 21, 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Treasury and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. Proposed rules, including those that are part of the Basel III process, could require banking institutions to increase levels of capital. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

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Regions’ ability to mitigate the impact of the Dodd-Frank Act on debit interchange fees through revenue enhancements and other revenue measures, which will depend on various factors, including the acceptance by our customers of modified fee structures for Regions’ products and services.

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The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions repays the outstanding preferred stock and warrant issued under the TARP, including restrictions on Regions’ ability to attract and retain talented executives and associates.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

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Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

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Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions, including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Potential dilution of holders of shares of Regions’ common stock resulting from the U.S. Treasury’s investment in TARP.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

•	With regard to the sale of Morgan Keegan:

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the possibility that regulatory and other approvals and conditions to the transaction are not received on a timely basis or at all; the possibility that modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions; changes in the anticipated timing for closing the transaction; business disruption during the pendency of or following the transaction; diversion of management time on transaction-related issues; reputational risks and the reaction of customers and counterparties to the transaction

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, as on file with the Securities and Exchange Commission.

Use of non-GAAP financial measures

Pages two and three of this earnings release present computations of earnings and certain other financial measures excluding goodwill impairment (non-GAAP), Tier 1 common risk-based ratio (non-GAAP) and tangible common ratios (non-GAAP). Page four of the financial supplement shows additional ratios based on return on average assets, tangible common stockholders’ equity, efficiency ratio, as well as the Tier 1 common risk-based ratio and computations of earnings and certain other financial measures excluding goodwill impairment (non-GAAP), the regulatory charge and the federal income tax benefit related to the regulatory charge (non-GAAP). Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Company’s Comprehensive Capital Assessment and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Regions currently calculates its risk-based capital ratios under guidelines adopted by the Federal Reserve based on the 1988 Capital Accord (“Basel I”) of the Basel Committee on Banking Supervision (the “Basel Committee”). In December 2010, the Basel Committee released its final framework for Basel III, which will strengthen international capital and liquidity regulation. When implemented by U.S. bank regulatory agencies and fully phased-in, Basel III will change capital requirements and place greater emphasis on common equity. Implementation of Basel III will begin on January 1, 2013, and will be phased in over a multi-year period. The U.S. bank regulatory agencies have not yet finalized regulations governing the implementation of Basel III. Accordingly, the calculations provided on page 23 are estimates, based on Regions’ current understanding of the framework, including the Company’s reading of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as the regulations are finalized. Because the Basel III implementation regulations are not formally defined by GAAP and have not yet been finalized and codified, these measures are considered to be non-GAAP financial measures, and other entities may calculate them differently from Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using the Basel III framework, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on the same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies and procedures in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes goodwill impairment, the regulatory charge and the federal income tax benefit related to the regulatory charge does not represent the amount that effectively accrues directly to stockholders (i.e. goodwill impairment and the regulatory charge is a reduction in earnings and stockholders’ equity).

Management and the Board of Directors utilize non-GAAP measures as follows:

•	Preparation of Regions’ operating budgets

•	Calculation of performance-based annual incentive bonuses for certain executives

•	Monthly financial performance reporting

•	Monthly close-out “flash” reporting of consolidated results (management only)

•	Presentation to investors of Company performance

See page 10 of the supplement to this earnings release for the computation of income (loss) from continuing operations available to common shareholders (GAAP) to pre-tax pre-provision income (non-GAAP) to adjusted pre-tax pre-provision income (non-GAAP). See page 11 of the supplement to this earnings release for the computation of non-interest expense from continuing operations (GAAP) to non-interest expense from continuing operations excluding goodwill impairment (non-GAAP). See pages 20, 21, 22 and 23 of the supplement to this earnings release for 1) computation of GAAP net income (loss) available to common shareholders, earnings (loss) per common share and return on average assets to non-GAAP financial measures, 2) income (loss) and earnings per common share from continuing operations (GAAP) to continuing operations excluding goodwill impairment, regulatory charge and related tax benefit (non-GAAP), 3) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 4) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP), 5) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 6) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), 7) a computation of the efficiency ratio and fee ratio (non-GAAP), and 8) a reconciliation of stockholders’ equity (GAAP) to Basel III Tier 1 capital (non-GAAP) and Basel III Tier 1 common (non-GAAP).

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